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                                                                    EXHIBIT 10.1


July 29, 2005

Mr. James Dorst
2097 Caminito Capa
La Jolla, CA 92037

Dear Jim:

         Aethlon Medical ("Aethlon") is pleased to offer you the position of Chief Financial Officer. We would like your start date to be August 1, 2005.

         You will be expected to perform various duties consistent with your position, as provided to you by the Chairman and CEO. Aethlon may change your position, duties and work location from time to time, as it deems necessary.

         If you accept this offer, your compensation will be $6,250.00, semi monthly, less standard payroll deductions and all required withholdings.

         This offer also includes options to purchase 500,000 shares of common stock at a price equal to market close on August 1, 2005. These options will vest on the anniversary start date over three years, as follows:

             165,000 vest at August 1, 2006
             165,000 vest at August 1, 2007
             170,000 vest at August 1, 2008

         Aethlon Medical will reimburse your costs associated with continuing benefits under your previous employer's group benefit plan(s) for you and your qualified dependents. Upon implementation, you and any qualified dependents will be eligible to participate in Aethlon's employee group benefit plan(s). At such time group benefits become available, Aethlon will then cease payments of premiums to plans outside of the company.

         As an Aethlon employee, you will be expected to abide by Aethlon corporate policies. As a condition of employment, you will be required to sign and comply with our Employee Nondisclosure and Invention Assignment Agreement, which among other things, prohibits unauthorized use or disclosure of proprietary technology, information, and trade secrets of Aethlon.

         Please understand that all employees at Aethlon are considered to be "at will employees," which means that no guarantee of employment is made or implied. You may terminate your employment with Aethlon at any time and for any reason whatsoever simply by notifying Aethlon. Likewise, Aethlon may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an authorized Aethlon officer.

         This letter provides a complete and exclusive statement of the terms of your employment with Aethlon. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This offer is subject to satisfactory proof of your right to work in the United States as well as your fulfillment of all other necessary conditions required by state or federal law.

         Please sign and date one copy of this letter, and return it to me at Aethlon Medical, Inc., 3030 Bunker Hill, Suite 4000, San Diego, CA 92109 to indicate your acceptance of this offer. Retain the second copy for your records.

         When reporting to your first day of employment, please be prepared to provide satisfactory evidence for eligibility of employment as required by federal law. Failure to provide satisfactory evidence for eligibility of employment may delay your employment status with Aethlon.

         We are looking forward to a mutually rewarding relationship and believe in your ability to contribute to the future success of Aethlon. If you have any questions about this offer, please do not hesitate to call me.

    Sincerely,



By: /s/ James A. Joyce
    --------------------
    Chairman and CEO


    Agreed and Accepted:

By: /s/ James Dorst
    --------------------

    July 29, 2005
    Date